Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Toro Company:

We consent to the incorporation by reference in the registration statement on Form S-8 filed on December 22, 2016 pertaining to The Toro Company Investment, Savings and Employee Stock Ownership Plan of (a) our report dated December 22, 2016 with respect to the consolidated balance sheets of The Toro Company and subsidiaries as of October 31, 2016 and 2015, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for each of the fiscal years in the three year period ended October 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of October 31, 2016, which report appears in the October 31, 2016 annual report on Form 10-K of The Toro Company and (b) our report dated June 27, 2016, with respect to the statements of net assets available for benefits of The Toro Company Investment, Savings, and Employee Stock Ownership Plan as of December 31, 2015 and 2014, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 11-K of The Toro Company Investment, Savings, and Employee Stock Ownership Plan.

/s/ KPMG LLP

Minneapolis, Minnesota

December 22, 2016